Exhibit 10.2
SUBORDINATED SECURED TERM NOTE

$13,500,000	Mount Airy, North Carolina
November 19, 2010
     FOR VALUE RECEIVED, the undersigned (the “Maker”), promises to pay to the order of Ivy Steel & Wire, Inc., a Delaware corporation (together with its permitted successors and assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal amount of THIRTEEN MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($13,500,000) (subject to reduction pursuant to Section 2.4), at the location and to the account specified in or pursuant to Section 7.4 below, together with interest, upon the terms and conditions set forth below.
Article I
DEFINITIONS AND RELATED MATTERS
     1.1 Definitions. The following terms with initial capital letters have the following meanings:
          “Affiliate” means, with respect to any Person, (i) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person, and (ii) any officer or director of such Person (or any Person with similar responsibilities). The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, (i) to vote 10% or more of the securities having voting power for the election of directors (or Persons performing similar functions) of such Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “common control” have correlative meanings.
          “Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy).
          “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which banks in Atlanta, Georgia are authorized or obligated to close.
          “Change of Control” means any of the following: (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding shares of capital stock of Insteel Industries, Inc. having the
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right to vote for the election of directors of Insteel Industries, Inc. under ordinary circumstances, (ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Insteel Industries, Inc. (together with any new directors whose election by the board of directors of Insteel Industries, Inc. or whose nomination for election by the stockholders of Insteel Industries, Inc. was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (iii) Insteel Industries, Inc. ceases to directly own and control all of the economic and voting rights associated with all of the outstanding capital stock of Maker, or (iv) Insteel Industries, Inc. ceases to own and control all of the economic and voting rights associated with all of the outstanding capital stock of any of its Subsidiaries other than Maker.
          “Collateral” means, collectively, (i) the real property described on Schedule I hereto, (ii) all “equipment” and all “fixtures” (in each case, as defined in the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Georgia) now or hereafter located on such real property described on Schedule I hereto, and (iii) all proceeds of the foregoing in whatever form, whether derived from voluntary or involuntary disposition, all products of any of such property, and all renewals, replacements, substitutions, additions, accessions, rents, issues, royalties and profits of, to or from any such property.
          “Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any material agreement or other material instrument to which that Person is a party or by which it or any of the properties owned or leased by it is bound or otherwise subject.
          “Default” means any condition or event that, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.
          “Distribution” means, with respect to any indebtedness, obligation or security, (i) any payment or distribution by any person or entity of cash, securities or other property, by setoff or otherwise, on account of such indebtedness, obligation or security, (ii) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any person or entity or (iii) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness, obligation or security in or upon any property of any person or entity.
          “Enforcement Action” means (i) to take from or for the account of the Maker or any guarantor of the Maker Obligations, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Maker or any such guarantor with respect to the Maker Obligations, (ii) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Maker or any such guarantor to (a) enforce payment of or to collect the whole or any part of the Maker Obligations or (b) commence judicial enforcement of any of the rights and remedies under this Term Note and all other agreements, documents and instruments executed from time to time in connection herewith, or applicable law with respect to the Maker Obligations, (iii) to accelerate the Maker Obligations, (iv) to exercise any put option or to cause the Maker or any such guarantor to honor any redemption or mandatory prepayment obligation under this Term Note and all other agreements, documents and
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instruments executed from time to time in connection herewith, or (v) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of the Maker or any such guarantor, including the Collateral..
          “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.
          “Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, any Governmental Authority.
          “Governmental Authority” means any nation and any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any tribunal or arbitrator of competent jurisdiction.
          “Lien” means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.
          “Maker Obligations” means any and all indebtedness, liabilities and obligations owing to Holder at any time (whether such amounts represent obligations which are due or not due, direct or indirect, absolute or contingent) pursuant to the terms of this Term Note.
          “Maker Parties” means, collectively, the Maker and its Subsidiaries.
          “Material,” “Material Adverse Effect” or “Material Adverse Change” means (i) a condition or event material to, (ii) a material adverse effect on or (iii) a material adverse change in, as the case may be, any one or more of the following: (a) the business, assets, results of operations, condition (financial or otherwise) or prospects of the Maker Parties taken as a whole or (b) the ability of the Maker to perform its obligations hereunder or (c) the validity, legality or enforceability of this Term Note, any material provision therein, or the rights or remedies of the Holder hereunder. “Materially” has a correlative meaning.
          “Permitted Encumbrances” means the following encumbrances: (i) Liens for taxes or assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) workers’, mechanics’, repairmen’s, carriers’, warehousemen’s, suppliers or similar Liens arising in the ordinary course of business; or (d) zoning restrictions, easements, licenses or other restrictions on the use of any real estate or other minor defects or irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the ordinary conduct of the business of the Maker or the use of such real estate.
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          “Permitted Maker Payments” means payments due and payable on a non-accelerated basis in accordance with the terms of Sections 2.1(a) and 2.2(a) of this Term Note.
          “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.
          “Revolving Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 2, 2010, among Maker, as borrower, Insteel Industries, Inc. and Intercontinental Metals Corporation, a wholly-owned subsidiary of Insteel Industries, Inc., as credit parties and guarantors, General Electric Capital Corporation, as agent and lender, and the lenders who may become signatories from time to time, as such agreement may be amended, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time.
          “Senior Default” means any “Event of Default” under any or all documentation relating to any or all of the Senior Obligations, or any condition or event that, after notice or lapse of time or both, would constitute such an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period set forth therein.
          “Senior Obligations” means any and all indebtedness, liabilities and obligations, whether now existing or hereafter arising, of the Maker (i) for borrowed money, (ii) for, under or with respect to guarantees of obligations for borrowed money, (iii) arising under, or with respect or pursuant to, any or all documentation relating to any or all of the obligations described in (i) and/or (ii) above, in each case, from time to time owed to General Electric Capital Corporation (or its successors or assigns), as agent for various lenders, and such lenders under the Revolving Credit Agreement and under all other agreements, documents and instruments executed from time to time in connection with the Revolving Credit Agreement or in replacement or substitution thereof; together with, in each case, all accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a proceeding under the Bankruptcy Code, without regard to whether or not such interest is an allowed claim.
          “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the total voting power of the capital stock entitled to vote in the election of the board of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such first Person. Unless otherwise indicated, “Subsidiary” refers to a Subsidiary of the Maker.
          “Taxes” means any present or future income, stamp and other taxes, charges, fees, levies, duties, imposts, withholdings or other assessments, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.
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     1.2 Related Matters.
          (a) Construction. Unless the context of this Term Note clearly requires otherwise, “including” is not limiting. References in this Term Note to any law (or any part thereof) include any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended from time to time.
          (b) Accounting Terms and Determinations. Unless otherwise specified herein (and whether or not expressly stated), all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.
Article II
PAYMENTS ON THIS TERM NOTE
     2.1 Interest
          (a) Interest Rate and Payment. This Term Note shall bear interest on the unpaid principal balance until payment in full at a fixed rate equal to 6.00% per annum. Accrued interest shall be due and payable semi-annually in arrears on each April 19 and November 19, until November 19, 2015. Additionally, in the event of any repayment or prepayment of any principal amount under this Term Note, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Any amount of principal of or interest on this Term Note that is not paid when due, whether at stated maturity or otherwise, shall bear interest at the rate per annum otherwise applicable hereunder plus 2%.
          (b) Computations. Interest on this Term Note and the amounts payable hereunder shall be computed on the basis of a 365- or 366-day year and the actual number of days elapsed (including the first and excluding the last day of the period).
          (c) Maximum Lawful Rate of Interest. The rate of interest payable on this Term Note shall in no event exceed the maximum rate permissible under Applicable Law. If the rate of interest payable is ever reduced as a result of this Section and at any time thereafter the maximum rate permitted by Applicable Law shall exceed the rate of interest provided for in this Term Note, then the rate provided for in this Term Note shall be increased to the maximum rate provided by Applicable Law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section.
     2.2 Repayments and Prepayments of Principal.
     (a) Repayment.
     (i) The Maker shall make the following payments of the unpaid principal amount on the following dates (each a “Payment Date”):
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Payment Date	Amount
November 19, 2011	$675,000
November 19, 2012	$675,000
November 19, 2013	$675,000
November 19, 2014	$5,737,500
November 19, 2015	$5,737,500
     (ii) This Term Note in any event shall be payable in full on November 19, 2015 (the “Maturity Date”). Any principal amount of this Term Note prepaid or repaid may not be reborrowed.
     (b) Optional Prepayments.
     (i) The Maker may, at its option, at any time or from time to time, prepay this Term Note in whole or in part, without premium or penalty upon not less than three Business Days’ prior notice. Any notice of optional prepayment shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified in such notice, together with interest accrued thereon to such date.
     (ii) Any voluntary prepayment shall reduce the installments of principal of this Term Note payable on each Payment Date in inverse order of maturity thereof.
          (c) Substitution of Collateral. If (A) any portion of the Collateral shall be sold, assigned, leased, conveyed, transferred or otherwise disposed of by the Maker, or if (B) there occurs a condemnation, seizure or taking in whole of any of the real properties included in the Collateral, by exercise of the power of eminent domain or otherwise, of such Collateral, or confiscation of any of the real properties included in the Collateral in whole, then the Maker and Holder shall within ninety (90) days of such event agree upon substitute collateral with a value reasonably equivalent to the Collateral sold, assigned, leased, conveyed, seized, taken transferred or otherwise disposed of by Maker and Maker shall thereafter promptly grant to Holder a first priority security interest in and lien upon such substitute collateral upon substantially the same terms as provided in the Collateral Documents.
          (d) Payments Set Aside. To the extent the Holder receives payment of any amount under this Term Note, whether by way of payment by the Maker, setoff, or otherwise, which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, other law or equitable cause, in whole or in part, then, to the extent of such payment received, this Term Note or the part hereof intended to be satisfied thereby shall be revived and continue in full force and effect, as if such payment had not been received by the Holder.
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     2.3 Manner of Payment
          (a) The Maker shall make each payment under this Term Note to the Holder without any deduction whatsoever, including any deduction for any setoff, recoupment, counterclaim or Taxes, except for the setoff provided for pursuant to Section 2.4, not later than 10:00 a.m. (New York time) on the due date thereof.
          (b) Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall instead be made on the next succeeding Business Day, together with interest accrued during the period of such extension.
     2.4 Reduction of Note. This Term Note is delivered pursuant to that certain Asset Purchase Agreement of even date between Holder, Maker and Oldcastle Building Products, Inc. (the “Asset Purchase Agreement”). Pursuant to Section 5.9 of the Asset Purchase Agreement upon the occurrence of certain events, the Purchase Price (as defined in the Asset Purchase Agreement) and the principal amount evidenced by this Term Note shall be reduced by $5,000,000 and the payments to be made under section 2.2(a)(i) shall be as follows: (1) November 19, 2011, $425,000; (2) November 19, 2012, $425,000; (3) November 19, 2013, $425,000; (4) November 19, 2014, $3,612,500; (5) November 19, 2015, $3,612,500.
     2.5 Security. This Term Note will, from and after the effective date of the Collateral Documents, be secured by the Collateral, subject to the terms and conditions of the Collateral Documents.
Article III
REPRESENTATIONS AND WARRANTIES
     The Maker represents and warrants to the Holder as follows:
     3.1 Organization, Powers and Good Standing. The Maker is a corporation duly organized, validly existing and in good standing under the laws of North Carolina, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Maker is duly qualified or licensed to do business and in good standing in each jurisdiction where the conduct of its business makes such qualification or licensing necessary, except any jurisdictions where any failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     3.2 Authorization, Binding Effect, No Conflict Etc.
          (a) The execution and delivery of, and performance by the Maker of its obligations under, this Term Note have been duly authorized by all necessary corporate action on the part of the Maker. This Term Note has been duly executed and delivered by the Maker and is the legal, valid and binding obligation of the Maker, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally.
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          (b) The execution and delivery of, and performance by the Maker of its obligations under, this Term Note, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the article of incorporation or bylaws of the Maker, (ii) except for consents that have been obtained and are in full force and effect, conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any Person pursuant to, any Contractual Obligation of the Maker, or violate any Applicable Law binding on the Maker, except where such violation, conflict, breach, or default could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and would not subject the Holder to any liability, or (iii) result in the creation or imposition of any Lien upon any asset of the Maker, or any income or profits therefrom.
          (c) No Governmental Approval is or will be required in connection with the execution and delivery of, and performance by the Maker of its obligations under, this Term Note, or the transactions contemplated hereby or to ensure the legality, validity or enforceability hereof.
Article IV
AFFIRMATIVE COVENANTS OF THE MAKER
     So long as any amount remains outstanding under this Term Note:
     4.1 Corporate Existence, Etc. The Maker shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all material rights, franchises and other Governmental Approvals, provided, however, that: (a) the corporate existence of any Subsidiary may be terminated, and any such Governmental Approval may be terminated or not renewed, if such termination or nonrenewal, as the case may be, is determined by the Board of Directors of the Maker to be in the best interest of the Maker and is not disadvantageous in any material respect to the Holder; and (b) the Maker or any Subsidiary may fail to keep in full force and effect its corporate existence or any material rights, franchises or other Governmental Approvals so long as such failure, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     4.2 Security Interest. Within 30 days of the date hereof, the Maker shall grant the Holder, as security for the prompt payment and performance in full when due of its obligations hereunder, a perfected, first priority security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired by the Maker, all pursuant to a documentation reasonably satisfactory in form and substance to the Holder and the Maker (which in any event shall include a recorded mortgage for each parcel of real property and a security agreement and UCC-1 for all personal property included in the Collateral (the “Collateral Documents”). It is understood and agreed that Maker shall bear the costs of recording the mortgages and obtaining mortgagee title insurance for the real properties included in the Collateral. The Maker shall not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien securing indebtedness for borrowed money upon or with respect to any
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part of the Collateral, whether now owned or hereafter acquired, other than Liens in favor of the Holder pursuant to the Collateral Documents.
Article V
[Intentionally Deleted]
Article VI
EVENTS OF DEFAULT
     6.1 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an “Event of Default”):
          (a) Failure to Make Payments. The Maker (i) shall fail to pay as and when due (whether at stated maturity, upon acceleration, upon required prepayment or otherwise) any principal of this Term Note which failure continues for a period of five Business Days after Maker receives written notice of such failure from Holder, or (ii) shall fail to pay any interest or other amounts payable under this Term Note, or any other Maker Obligations, which failure continues for a period of five Business Days after Maker receives written notice of such failure from Holder; or
          (b) [Intentionally Deleted]
          (c) [Intentionally Deleted]
          (d) Other Defaults. The Maker shall fail to perform, comply with or observe any agreement, covenant or obligation under any provision of this Term Note (other than those provisions referred to in Sections 6.01(a)) or of any Collateral Document, and such failure shall not have been remedied within 30 days after written notice of such failure is provided to an executive officer of the Maker or such longer period as is reasonably necessary to cure such failure so long as Maker is diligently pursuing the cure of such failure; or
          (e) Breach of Warranty. Any representation or warranty or certification made or furnished by the Maker under Article III of this Term Note, or under any Collateral Document, shall prove to have been false or incorrect in any material respect when made; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. There shall be commenced against any Maker Party, an involuntary case seeking the liquidation or reorganization of such Maker Party under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding under any other Applicable Law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers of any Maker Party or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occur: (i) such Maker Party consents to the institution of such
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involuntary case or proceeding, (ii) the petition commencing the involuntary case or proceeding is not timely controverted, (iii) the petition commencing such involuntary case or proceeding remains undismissed and unstayed for a period of 60 days, or (iv) an order for relief shall have been issued or entered therein; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Any Maker Party shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding under any other Applicable Law, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent to or acquiesce in the appointment of, a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar powers of it or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay its debts as they become due; or the Board of Directors of such Maker Party (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or
          (h) Change of Control. A Change of Control shall occur at any time; or
          (i) [Intentionally Deleted]
          (j) Invalidity. Any material provision of this Term Note or any Collateral Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Maker Party shall challenge the enforceability of this Term Note or any Collateral Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of this Term Note or any Collateral Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).
     6.2 Remedies. Upon the occurrence of an Event of Default:
          (a) If an Event of Default occurs under Section 6.01(f) or 6.01(g), then the unpaid principal amount of this Term Note and all other obligations of the Maker hereunder, and all other Maker Obligations, shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Maker.
          (b) If an Event of Default occurs, other than under Section 6.01(f) or 6.01(g), the Holder may, by written notice to the Maker, declare the unpaid principal amount of this Term Note and all other obligations of the Maker hereunder, and all other Maker Obligations, to be, and the same shall thereupon become, due and payable, without presentment, demand, protest, any additional notice or other requirements of any kind, all of which are hereby expressly waived by the Maker.
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Article VII
MISCELLANEOUS
     7.1 Expenses. The Maker shall pay promptly after demand any and all reasonable costs and expenses (including reasonable fees and disbursements of in-house and other attorneys, appraisers and consultants) incurred by the Holder in any amendment, workout, restructuring or similar arrangements or, after a Default, in connection with the protection, preservation, exercise or enforcement of any of the terms of this Term Note or in connection with any foreclosure, collection or bankruptcy proceedings.
     7.2 Waivers; Amendments in Writing. No amendment of any provision of this Term Note (including a waiver thereof or consent relating thereto) shall be effective unless the same shall be in writing and signed or consented to by the Holder. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Maker in any case shall entitle the Maker to any other or further notice or demand in similar or other circumstances.
     7.3 Cumulative Remedies; Failure or Delay. The rights and remedies provided for under this Term Note are cumulative and are not exclusive of any rights and remedies that may be available to the Holder under Applicable Law or otherwise. No failure or delay on the part of the Holder in the exercise of any power, right or remedy under this Term Note shall impair such power, right or remedy or operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise thereof or of any other power, right or remedy.
     7.4 Notices, Etc. All notices and other communications under this Term Note shall be in writing and shall be personally delivered or sent by prepaid courier, by overnight, registered or certified mail (postage prepaid), or by prepaid telex or telecopy, and shall be deemed given when received by the intended recipient thereof. Unless otherwise specified in a notice sent or delivered in accordance with this Section 7.04, all notices and other communications shall be given to the parties hereto as follows:
If to Maker, to it at:
Insteel Wire Products Company
1373 Boggs Drive
Mount Airy, NC 27030
Fax: 336-786-2144
Phone: 336-786-2141
Attention: James Petelle
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If to Holder, to it at:
Oldcastle, Inc.
375 Northridge Road
Suite 350
Atlanta, GA 30350
Fax: 770-677-2370
Phone: 770- 677-2325
Attention: Michael O’Driscoll, Chief Financial Officer
     7.5 Successors and Assigns. This Term Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and transferees. The Maker may not assign or transfer any interest hereunder without the prior written consent of the Holder. The Holder may assign all or any part of this Term Note without the consent of the Maker.
     7.6 Governing Law. THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS TERM NOTE AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF GEORGIA (OTHER THAN CHOICE OF LAW RULES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).
     7.7 Choice of Forum. Each of the Maker and (by acceptance hereof) Holder irrevocably agrees that any legal action or proceeding arising out of or relating to this Term Note brought by the other party or its successors or assigns shall be brought and determined in any Georgia State or federal court sitting in Fulton County in Atlanta, Georgia (or, if such court lacks subject matter jurisdiction, in any appropriate Georgia State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action nor proceeding arising out of or relating to this Term Note. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Georgia, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Georgia as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Term Note, (i) any claim that it is not personally subject to the jurisdiction of the courts in Georgia as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (a) the suit, action or proceeding in any such court is brought in an inconvenient forum; (b) the venue of such suit, action or proceeding is improper; or (iv) this Term Note may not enforced in or by such courts. Nothing contained in this Section shall preclude the Holder from bringing any action or proceeding
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arising out of or relating to this Term Note in the courts of any place where the Maker or any of its assets may be found or located.
     7.8 Setoff. The Holder shall have no right, other than by operation of Section 2.4, to setoff any obligations of the Maker to Holder or any of its Affiliates, whether arising under the transactions contemplated by this Term Note or otherwise, against any obligations of the Holder or any of its Affiliates to Maker, whether arising under the transactions contemplated by this Term Note or otherwise.
     7.9 Complete Agreement. This Term Note is intended by Maker as a final expression of its agreement regarding the subject matter hereof and contains a complete and exclusive statement of the terms and conditions of such agreement.
     7.10 Headings. The Article and Section headings used in this Term Note are for convenience of reference only and shall not affect the construction hereof.
     7.11 Severability. If any provision of this Term Note shall be held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction.
     7.12 Limitation of Liability, Etc; Certain Waivers. No claim shall be made by any Maker Party against the Holder or the Affiliates, directors, officers, employees or agents of the Holder for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Term Note, or any act, omission or event occurring in connection therewith; and the Maker, on behalf of itself and its Subsidiaries, waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Maker expressly waives any presentment, demand, protest, notice of dishonor or any other notice of any kind in connection with this Term Note now or hereafter required by Applicable Law.
     7.13 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE MAKER AND THE HOLDER (BY ACCEPTANCE HEREOF) WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS TERM NOTE OR ANY ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.
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Article VIII
SUBORDINATION
     8.1 Payment Subordination. Notwithstanding anything to the contrary contained in this Term Note:
          (a) the payment of all Maker Obligations shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior indefeasible payment in full in cash of the Senior Obligations;
          (b) the Maker hereby agrees that it may not make, and the Holder hereby agrees that it will not accept, any Distribution with respect to the Maker Obligations until the Senior Obligations are indefeasibly paid in full in cash and all commitments to lend under the documents relating to any or all of the Senior Obligations have been terminated other than the Permitted Maker Payments; provided, however, that the Maker and the Holder further agree that no Permitted Maker Payments may be made by the Maker or accepted by the Holder if:
               (i) at the time of such payment, a Senior Default exists and such Senior Default shall not have been cured or waived; or
               (ii) Borrowing Availability (as such term is defined in the General Electric Capital Corporation Credit Agreement) is less than $10,000,000 immediately before or after giving effect to such payment.
          (c) in the event of any proceeding under the Bankruptcy Code involving the Maker or any other voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers proceeding for the liquidation, dissolution or other winding up of the Maker (each a “Proceeding”):
               (i) all Senior Obligations shall first be indefeasibly paid in full in cash and all commitments to lend under the documents relating to any or all of the Senior Obligations shall be terminated before any Distribution, whether in cash, securities or other property, shall be made to the Holder on account of any Maker Obligation, and
               (ii) any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Maker Obligations shall be paid or delivered directly to the holders of the Senior Obligations until all Senior Obligations are indefeasibly paid in full in cash and all commitments to lend under the documents relating to any or all of the Senior Obligations have been terminated; and
               (iii) Senior Obligations shall continue to be treated as Senior Obligations and the provisions of this Section shall continue to govern the relative rights and priorities of the holders of Senior Obligations and Holder even if all or part of the Senior Obligations or the security interests securing the Senior Obligations are
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subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding and these provisions shall be reinstated if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by any holder of Senior Obligations or any representative of such holder;
          (d) until the Senior Obligations are indefeasibly paid in full in cash and all commitments to lend under any or all of the documents relating to any or all of the Senior Obligations have been terminated, the Holder shall not take any Enforcement Action with respect to the Maker Obligations;
          (e) if any Distribution on account of the Maker Obligations not permitted to be made by the Maker or accepted by the Holder under this Section is made and is received by the Holder, such Distribution shall not be commingled with any of the assets of the Holder, shall be held in trust by the Holder for the benefit of the holders of the Senior Obligations and shall be promptly paid over to the holders of the Senior Obligations for application to the payment of the Senior Obligations then remaining unpaid, until all of the Senior Obligations are paid in full; and
          (f) with respect to the value of any Distribution that the Holder pays over to the holders of the Senior Obligations under the terms of this Section, the Holder shall be subrogated to the rights of the holders of the Senior Obligations, provided, however, that the Holder shall not assert or enforce any of such rights of subrogation it may acquire as a result of any such Distributions until all Senior Obligations are indefeasibly paid in full in cash and all commitments to lend under the documents relating to any or all of the Senior Obligations have been terminated. The Maker acknowledges and agrees that the value of any Distributions received by the Holder that are paid over to the holders of the Senior Obligations pursuant to this Section shall not reduce any of the Maker Obligations.
Notwithstanding the foregoing, (i) no provision herein shall prevent the Holder from filing lawsuits to prevent the running of any applicable statute of limitations or other similar restrictions on claims (provided, however, that such lawsuits shall not be filed earlier than one month prior to the running of the applicable statute of limitation or other similar restrictions on claims), and (ii) in any liquidation, reorganization, bankruptcy or similar proceeding in respect of the Maker, the Holder may file proofs of claim against the Maker.
     8.2 Modifications to and Enforcement of Senior Obligations. The holders of the Senior Obligations or any representative thereof may at any time and from time to time without the consent of or notice to Holder, without incurring liability to Holder and without impairing or releasing the obligations of Holder hereunder, change the manner or place of payment or extend the time of payment of or increase the amount of indebtedness advanced or to be advanced under or renew or alter any of the terms of the Senior Obligations, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Obligations or take any moneys which may now or hereafter be owing with respect to the Senior Obligations or take any action with respect to the whole or any part of the Senior Obligations, including, without limitation, any action to enforce payment of or to collect the whole or any part of the Senior Obligations, to accelerate payment of the Senior Obligations or to foreclose or realize upon or enforce any of their rights with respect to any of the collateral (including, without limitation, any inventory) securing Senior Obligations (“Senior Collateral”)
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(including, without limitation, the disposition thereof). Holder agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Obligations or any liens and security interests securing the Senior Obligations.
     8.3 Access. The holders of the Senior Obligations (or their representatives or invitees) may at any time and from time to time enter the real property described on Schedule I hereto without any interference by Holder to inspect or remove any or all of the Senior Collateral, provided, however, that the holders of the Senior Obligations shall promptly repair, at their expense, or reimburse Holder for any physical damage to such real property actually caused by any removal of Senior Collateral by or through such holders (ordinary wear and tear excluded).
Section 8.1, Section 8.2 and Section 8.3 are intended for the benefit of, and will be enforceable as a third party beneficiary by, any or all present and future holders of the Senior Obligations, and no amendment or supplement to the provisions set forth in Section 8.1, Section 8.2 or Section 8.3 shall become effective unless such amendment or supplement is consented to in writing signed by the holders of the Senior Obligations.
[Space intentionally left blank.]
Term Note

     IN WITNESS WHEREOF, the Maker has caused this Term Note to be executed and delivered as of the date first set forth above.

Maker: INSTEEL WIRE PRODUCTS COMPANY a North Carolina corporation
By:	/s/ H.O. Woltz III
	Name:	H.O. Woltz III
	Title:	President

Term Note

Schedule I — Real Property Collateral
Kingman Facility
Location Number: 502
Building Description: ICM, 109,300 sq ft
Address: 4750 North Olympic Dr, Kingman, AZ 86401
Legal Description:
The following described real property located in Mohave County, Arizona:
PARCEL NO. 1:
Parcel IX-K, as shown on Survey Plat recorded August 23, 1988, at Fee No. 88-35230 and retraced on plat recorded December 19, 1990, at Fee No. 90-85600, records of Mohave County, Arizona and being a division of the Northeast quarter (NE1/4) of Section 26, Township 22 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona.
EXCEPT all coal and other minerals, as reserved in instrument recorded in Book 34 of Deeds, Page 308.
PARCEL NO. 2:
Parcel IX-G-B, as shown on Record of Survey Plat recorded October 21, 1991, in Book 7 of Records of Surveys, Page 89, records of Mohave County, Arizona and being a division of the Northeast quarter (NE1/4) of Section 26, Township 22 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona.
EXCEPT the Northwesterly 186.03 feet thereof.
EXCEPT all coal and other minerals, as reserved in instrument recorded in Book 34 of Deeds, Page 308.
EXEMPT: A.R.S. 11-1134 B7
St. Joseph Facility
Location Number: 503
Building Description: Concrete, 156,980 sq ft
Address: 801 Atchison St, St. Joseph, MO, 64503
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Schedule I - Page 1

Legal Description:
The following described real property located in Buchanan County, Missouri:
TRACT A:
Lots 8, 9, 10, 11, 12 and 13, in Block 2, Lots 1 to 17 inclusive, in Block 3, Lots 1 to 20 inclusive in Block 4 and Lots 1 to 6 inclusive, 8 to 13 inclusive and 15 to 20 inclusive, in Block 5, all in Fowler’s addition to the City of St. Joseph, Mo.
The west 90 feet of Block 2 and all of Block 3, in Guthrie’s addition, an addition to the City of St. Joseph, Buchanan County, Mo., situate in the southern quarter of Section 20, TWP. 57 N., RNG. 35 W.
The west 90 feet of the east/west alley in said Block 2, Fowler’s addition, vacated by Special Ordinance #10871 of the City of St. Joseph, Missouri. All of the east/west alley in Block 3, Fowler’s addition, vacated by Special Ordinance #8300 of the City of St. Joseph, Missouri.
All of the east/west alley in Block 4, Fowler’s addition, vacated by Special Ordinance #8300 of the City of St. Joseph, Missouri.
The west 90 feet of the east/west alley in Block 5, in Fowler’s addition, vacated by Special Ordinance #10871 of the City of St. Joseph, Missouri. The north/south alley in Block 5, Fowler’s addition and the east/west alley in said Block 5, Fowler’s addition lying between 10th Street and the east line of said north/south alley, vacated by Special Ordinance #16387 of the City of St. Joseph, Missouri.
All of the Fowler Street from the west line of Ninth Street to the west line of Fowler’s addition, as vacated by Special Ordinance #8298 of the City of St. Joseph, Missouri.
The north one half of Fowler Street adjoining Lots 11, 12, and 13, Block 2, Fowler’s addition on the south and the south one half of Fowler Street adjoining Lots 8, 9, and 10, in Block 5, Fowler’s addition on the north, as vacated by Special Ordinance #10871 of the City of St. Joseph, Missouri.
Belle Street from the west line of the north/south alley in Block 5, in Fowler’s addition west to right of way of the Chicago, Rock Island & Pacific Railroad Company, vacated by Special Ordinance #11219 of the City of St. Joseph, Missouri.
Ninth Street from the south line of Atchison Street to the north line of Belle Street, vacated by Special Ordinance #10871 of the City of St. Joseph, Missouri and from the south line of Belle Street south to the right of way of the Chicago, Rock Island and Pacific Railroad Company, vacated by Special Ordinance #11219 of the City of St. Joseph, Missouri.
A parcel of land located in the southeast quarter (se 1/4) of Section Twenty (20), Township Fifty-Seven (57) North, Range Thirty-Five (35) West, being more fully described as follows: commencing at the center of Section Twenty (20), Township Fifty-Seven (57) North, Range Thirty-Five (35) West; thence east measured along the east and west center line of Section
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Twenty (20), seven hundred twelve and six-tenths (712.6) feet; thence southerly at an angle of ninety six degrees and ten minutes (96o10’) to the right, three hundred eight and sixty-seven hundredths (308.67) feet to the Point of Beginning. Said point being twelve and five-tenths (12.5) feet easterly measured radially to Chicago, Rock Island and Pacific Railroad Company’s main track as now located; thence continuing southerly parallel with and twelve and five-tenths (12.5) feet from the center line of said Tract two hundred forth-one and eight tenths (241.8) feet; thence southeasterly at an angle to the left of five degrees and fifty-eight minutes (5o58’) from a line produced through the two (2) last described points one hundred twenty-four and four tenths (124.4) feet, to a point twenty-five (25) feet easterly measured radially to the center line of the original location of old main line to Trenton; thence southeasterly on a curve to the left with a radius of four hundred fifty-three and thirty-four hundredths (453.34) feet, a distance of three hundred seventy-eight and eight-tenths (378.8) feet; thence northeasterly at right angles to tangent to said curve, a distance of fifty (50) feet; thence northwesterly on a curve to the right with a radius of four hundred three and thirty-four hundredths (403.34) feet, a distance of four hundred twenty-one and six tenths (421.6) feet; thence westerly at right angles to tangent to said curve, forty-five (45) feet to a point thirty (30) feet easterly measured radially to the centerline of the original main track; thence northerly parallel with and thirty (30) feet from the center line of said Railroad Company’s main track to Atchison Street, two hundred seventy (270) feet; thence westerly seventeen and five tenths (17.5) feet to the Point of Beginning, except any part thereof conveyed by St. Joseph Structural Steel Company, a Missouri corporation, to Chicago, Rock Island and Pacific Railroad Company, a Delaware corporation by quit claim deed dated June 21, 1954 and recorded in Book 955, at Page 147 in the Office of the Recorder of Deeds, Buchanan County, Missouri.
TRACT B:
The Point of Beginning being on a line thirty feet easterly of and parallel to the centerline of Grantor’s St. Joseph to Winthrop Main Track and on a line oriented at right angles to said centerline located five hundred sixty-nine and nine tenths feet southerly of the east/west centerline of Section 20, as measured along said track centerline, Township 57 North, Range 35 West of the Fifth Principal Meridian; thence easterly along said line oriented at right angles to said centerline to a line twenty-five feet easterly of and parallel to the centerline of Grantor’s Wye Track to his abandoned St. Joseph to Coburn Line; thence southeasterly along the last line intersected to a line oriented at right angles to said track centerline located four hundred eighty-four feet southerly of said east/west centerline of Section 20, as measured along said track centerline; thence northerly along a line radial to said track centerline to a line seventy-five feet northerly of and parallel to said track centerline; thence easterly along the last line of intersected to the west line of the east thirty feet of Lot 2, Block 2 of Guthrie’s addition to the City of St. Joseph; thence southerly along the last line intersected one hundred ninety-five feet more or less, to the south line of the north half of the southeast quarter of said Section 20; thence westerly along said south line five hundred forty-eight feet, more or less, to the easterly line of that highway easement from the Grantor to the State Highway Commission of Missouri dated February 28, 1978; thence north 0o50’24” east for fifty-three and twenty-one hundredths feet; thence north 14o31’14” west for one hundred twenty-one and twenty-seven hundredths feet; thence south 75o28’46” west for sixty-one and seven tenths feet; thence north 14o31’14” west one hundred seven feet, more or less, to said line thirty feet easterly of and parallel to said main track centerline; thence northerly along the last line intersected to the Point of Beginning; all in
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the north half of the southeast quarter of Section 20, Township 57 North, Range 35 West of the Fifth Principal Meridian.
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Schedule I - Page 4